EXHIBIT G

                                 EnerShop, Inc.
                 Schedule of Hours Spent in Support of EnerShop
                                At March 31, 1997

                                                              Hours
Associated Company                                           RENDERED
CSW Services, Inc.                                             918
(Wholly owned subsidiary of CSW)